Exhibit 77Q1(e)

                             ASSUMPTION AGREEMENT


         AGREEMENT made as of April 26, 2003 between GOLDMAN, SACHS & CO. ("GS&Co.") and GOLDMAN SACHS ASSET MANAGEMENT, L.P. ("GSAM LP"), each a wholly-owned direct and indirect subsidiary of THE GOLDMAN SACHS GROUP, INC.

         WHEREAS, Goldman Sachs Variable Insurance Trust (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, GS&Co. has been previously appointed as investment adviser to the Goldman Sachs Growth and Income Fund, Goldman Sachs Mid Cap Value Fund, Goldman Sachs CORE Small Cap Equity Fund, Goldman Sachs CORE U.S. Equity Fund and Goldman Sachs Capital Growth Fund (the "Funds") of the Trust pursuant to an Investment Management Agreement dated April 25, 2002 (the "Investment Management Agreement"); and

         WHEREAS, GS&Co. and GSAM LP intend that GSAM LP act as investment adviser with respect to the Funds pursuant to the Investment Management Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. GSAM LP hereby assumes all rights and obligations of GS&Co. under the Investment Management Agreement with respect to each of the Funds.

         2. GS&Co. and GSAM LP hereby represent that after the assumption referred to above: (a) the management personnel of GS&Co. responsible for providing investment advisory services to the Funds under the Investment Management Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Funds as officers or employees of GSAM LP; and (b) both GS&Co. and GSAM LP will be wholly-owned direct and indirect subsidiaries of The Goldman Sachs Group, Inc. Consequently, GS&Co. and GSAM LP believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Funds.

         3. GSAM LP is hereby bound by all of the terms of the Investment Management Agreement, which will continue in full force and effect with respect to GSAM LP.



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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:  S/ Deborah Farrell

GOLDMAN, SACHS & CO.

By: S/ Amy Curran
    (Authorized Officer)

Name:  Amy Curran

Title:  Vice-President


Attest:  Deborah Farrell

GOLDMAN SACHS ASSET
MANAGEMENT, L.P.


By:  S/ Howard Surloff
      (Authorized Officer)

Name: Howard Surloff

Title: Managing Director


Acknowledged and Accepted as of the Date
First Set Forth Above:

GOLDMAN SACHS VARIABLE INSURANCE


By:   S/ Peter Fortner

Name:  Peter Fortner

Title: Assistant Treasurer